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                                                                   Exhibit 23.11


                       Consent of Independent Accountants



We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report dated March 30, 1999 relating to the combined financial statements of the Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc. as of December 31, 1996, and 1997 and June 30, 1998 and for each of the three years in the period ended December 31, 1997 and the period from January 1, 1998 through June 30, 1998 which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP


Philadelphia, Pennsylvania
April 17, 2000